Exhibit 10.1

INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS LICENSE AGREEMENT is entered into on the 22 December 2018

BETWEEN:

MONASH UNIVERSITY [ABN 12 377 614 012] a body corporate established pursuant to the Monash University Act 1958 (Victoria), of Wellington Road, Clayton, Victoria 3800, Australia (“Monash”).

AND

ZANDER THERAPEUTICS, INC of 4700 Spring Street, Suite 304, La Mesa, California 91942, USA (“Licensee”)

RECITALS

A.	Monash is the owner or exclusive licensee of the Licensed Technology developed by the Researchers.

B.	Licensee wishes to obtain a licence to Exploit the Licensed and Licensed Intellectual Property.

C.	Monash has agreed to grant to Licensee the exclusive right to use the Licensed Intellectual Property for commercialisation of Products on the terms and conditions of this Agreement.

THE PARTIES AGREE THAT:

1 DEFINITIONS

In this Agreement, the following words and expressions shall have the meaning assigned to them hereunder except where the context otherwise requires:

“Affiliate” means any entity more than 50% owned by Licensee, any entity which owns more than 50% of Licensee, or any entity that is more than 50% owned by an entity that owns more than 50% of Licensee;

"Application" means an application for a patent made by or on behalf of Monash in respect of the Licensed Technology;

"Commencement Date" means the execution date of this Agreement by the last of the Parties to do so;

"Confidential Information" means any confidential information, in any form or media relating to or representing the Licensed Technology and any Intellectual Property therein, or other confidential information of either party, other than information which:

(a)	was in the public domain at the time of its disclosure or subsequently comes into the public domain otherwise than through breach by the receiving party;
(b)	came into the knowledge of the receiving party by lawful means from a third party and without breach of any obligation of confidentiality by any third party; or
(c)	was in fact known to the receiving party, without breach of any obligation of confidentiality by any third party, prior to its disclosure to the receiving party;

"Corresponding Application" means an application for a patent made by or on behalf of Monash in respect of the Licensed Technology which claims the same priority date as the Applications or is a refiling of the Applications, a divisional application, a continuation or a continuation in part and, in the event that a Corresponding Application is made under the Patent Cooperation Treaty, includes a national or regional phase entry resulting from that PCT application;

"Development Milestones" means the development and commercialization milestones set out in Schedule 1.

"Event of Default" means, in relation to a Party, the occurrence of any one or more of the following events or circumstances:

(a)	an Insolvency Event occurs; or
(b)	that Party commits a material breach of a provision of this Agreement which:

(i)	if capable of being remedied, is not remedied within 30 days of notice from the other Party, specifying the breach and requiring it to be remedied; or

(ii)	is not capable of remedy; or

(c)	the Licensee becomes in arrears in any payments due under the Agreement, and Licensee fails to make the required payment within 30 days after delivery of written notice from Monash; or
(d)	The Licensee is in breach of its obligations under clause 5.6 and fails to obtain Monash's approval to the revised Plan.

"Exploit" means to use, make, hire, sell or otherwise dispose of to a third party, or offer to make, hire, sell or otherwise dispose of to a third party and "Exploitation" will be similarly construed;

"Fee(s)" means the fees, if any, set out in the Schedule;

"Field" means the field described in the Schedule;

"Financial Year" means the 12 month period commencing 1 January and ending on the next 31 December, except for "Year 111 which will commence on the Commencement Date and end on 31 December 2018.

"GST Law" means A New Tax System (Goods and Services Tax) Act 1999 (Cth) and any substantially similar legislation when it is passed into law and which may operate at any time during the term of this Agreement;

"Interest Rate" means the rate for time to time fixed under the Penalty Interest Rates Act 1983 (Vic);

"Improvements" means any improvement, variation, modification, adaptation or further development of the Licensed Technology developed by a Party;

Infringing Improvements means each Improvement to any of the Patent Applications that is created, conceived or reduced to practice on or after the Commencement Date where:

(a)	any of the Intellectual Property Rights in the Improvement cannot be exercised without infringing the Intellectual Property in the Patent Applications or Corresponding Applications (or could not be so exercised in the absence of an appropriate License in respect of that Patent Application or Corresponding Application; and
(b)	the Improvement was created, conceived or reduced to practice in whole or part by one or more of the Researchers; and
(c)	Monash has the right to grant an exclusive License to Exploit that Infringing Improvement.

"Intellectual Property" means all rights resulting from intellectual activity whether capable of protection by statute, common law or in equity and including copyright (other than in a student thesis), discoveries, inventions, patent rights, registered and unregistered trade marks, design rights, circuit layouts and plant varieties and all rights and interests of a like nature, together with any and all documentation relating to such rights and interests;

"Insolvency Event" means, in respect of a Party, any one or more of the following events or circumstances:

(a)	a winding up, dissolution, liquidation, provisional liquidation, administration or bankruptcy;

(b)                having a Controller or analogous person appointed to it or any of its property;

(c)	being unable to pay any of its debts as and when due and payable or being deemed to be insolvent under any provision of the Corporations Act or any other law;
(d)	seeking protection from its creditors under any Law, entering into a compromise, moratorium, assignment, composition or arrangement with, or for the benefit of, any of its members or creditors; or
(e)	any analogous event or circumstance to those described in paragraphs (a) to (d) under any Law; or
(f)	unless such event or circumstance occurs as part of a solvent reconstruction, amalgamation, compromise, arrangement, merger or consolidation approved by the other Party.

"Licenses" means the Licenses described in Schedule 1;

"Licensed Intellectual Property" means the Technical Information and any Applications, Corresponding Applications or Patents owned or otherwise licensed exclusively to Monash;

"Licensing Income" means the fair market cash value of any and all consideration received by Licensee or its Affiliates during the term of this Agreement from any Sub-Licensee and Sub-Sub-Licensee of the Licensed Technology, Patent or the Technical Information pursuant to sub-licensing arrangements including, but not limited to, License issue fees and other licensing fees, option fees, milestone payments, royalties from the sale or use of Products (other than Royalties), equity or other payments of any kind whatsoever irrespective of whether such revenues are received in the form of cash, barter, credit, shares, warrants, release from debt, goods or services, Licenses back, or any other form whatsoever, but excluding any monies received and expended on research or development of the Licensed Technology;

"Licensed Product" or "Product" means any product, service, article or thing produced which:

(a)	uses, incorporates, was developed with, could not have been developed but for, or relies upon the Licensed Technology or any Licensed Intellectual Property; and/or
(b)	has been created or developed in whole or in part using or incorporating part or all of the Licensed Technology or any Licensed Intellectual Property;

"Licensed Technology" means the technology described in Schedule 1;

"Milestones" means the milestones set out in Schedule 1, which milestones are successive.

"Net Sales" means the amount invoiced by the Licensee or its Affiliates (excluding Licensing Income) for Products sold or otherwise disposed of to independent third party customers, (including without limitation distributors, in bona fide commercial arm's length transactions), less, to the extent such amounts are included on such invoices and are reasonable and provided in the ordinary course of business:

(a)	freight and insurance costs incurred in transporting such Products to such customers;
(b)	quantity, cash and other trade discounts in the normal course of trade actually allowed and taken; and
(c)	customs duties, surcharges and taxes and other governmental charges incurred in connection with the exportation or importation of such Products in final form.

Where sales are not made on a bona fide commercial arms-length basis to independent third-party customers, the royalty will be calculated on a deemed gross invoice price calculated by multiplying the quantity of Product sold or otherwise disposed of otherwise than in a bona fide commercial arms-length transaction by the unit value of such Products were they to be sold in a bona fide commercial arm's length transaction in similar quantities to independent third party customers;

"Parties" means the parties to this Agreement and "Party" means any one of them;

"Patent" means the patent granted on the Applications or Corresponding Application;

"Quarter" means the periods of three months commencing on 1 January, 1 April, 1 July and 1 October of each calendar year;

"Researchers" means the researchers named in Schedule 1;

"Research Project IP" means any Intellectual Property developed in the course of providing the research services under clause 4, excluding Infringing Improvements.

"Royalties" means the royalties set out in Schedule 1;

"Sub-License" means a License of any of Licensee's rights under this Agreement or Patent or Licensed Technology and includes an option or right in respect of the granting or entering into of any such License;

"Sub-Licensee" means a third party who enters into a Sub-License;

"Sub- Sub-License" means a License of any of Sub-Licensee's rights under this Agreement or Patent or Licensed Technology and includes an option or right in respect of the granting or entering into of any such License;

"Sub-Sub-Licensee" means a third party who enters into a Sub-Sub-License;

"Technical Information" means all specifications, technical and scientific information and any commercially valuable information or know how relating to the Licensed Technology and specifically regarding its use within the Field which is in the free possession or control of Monash having been developed by or under the supervision of the Researchers;

"Term" means the period set out in Schedule 1;

"Territory" means the geographic area set out in Schedule 1;

2	TERM

This Agreement will begin on the Commencement Date and continue for the Term unless terminated earlier in accordance with this Agreement.

3	GRANT OF LICENSE

3.1	Exclusive License

From the Commencement Date, Monash grants the Licensee within the Field, in the Territory and for the Term, an exclusive, royalty bearing, non-transferrable License to use the Licensed Intellectual Property, to research, develop, manufacture, market, use, import, offer for sale and sell Licensed Product.

3.2	Nothing in this Agreement shall prevent Monash from any use or Exploitation of the Licensed Intellectual Property and Improvements (including commercial use) outside of the Field.

3.3	Provision of Know How

Upon the Licensee's reasonable request, Monash shall supply the Licensee with all know-how in its possession that Monash is at liberty to disclose and has not previously been disclosed to the Licensee and which is reasonably necessary or desirable to enable the Licensee to undertake the further development of the Licensed Products. The method of such supply shall be agreed between Monash and the Licensee. If it is agreed that a representative of Monash shall attend the Licensee's premises in connection with such supply, Licensee must pay for all associated travel (at business-class rates), accommodation, and subsistence costs incurred.

3.4	Sub-Licensing

The Licensee shall not be entitled to grant Sub-Licenses or Sub-Sub-Licenses of its rights under this Agreement, except with the prior written consent of Monash, which consent may not be unreasonably withheld. For the avoidance of doubt, the Parties agree that as a condition to giving its consent the Licensee shall in each case ensure that:

(a)	the Sub-License and any Sub-Sub-License shall be in writing and on arm's length terms and shall include obligations on the Sub-Licensee and any Sub Sub-Licensee that are equivalent to the obligations on the Licensee under this Agreement, including limitations of liability that are equivalent to those set out in this Agreement;
(b)	the Sub-License and any Sub-Sub-License shall terminate automatically on the termination of this Agreement for any reason;

(c)                 the Sub-License shall not grant the Sub-Licensee any right to;

i.	grant any Sub-Licenses (or Sub-Sub-Licenses as the case may be) in respect of the Licensed Intellectual Property without Monash consent; or

ii.                        enforce any of the Licensed Intellectual Property.

(d)	within 30 days of the grant of any Sub-License or Sub-Sub-License the Licensee shall provide to Monash a true copy of it;
(e)	the Licensee shall be responsible for any breach of the Sub-License or Sub Sub-License by the Sub-Licensee or Sub-Sub-Licensee, as if the breach had been that of the Licensee under this Agreement, and the Licensee shall indemnify Monash against any loss, damages, costs, claims, or expenses that are awarded against or suffered by Monash as a result of any such breach by the Sub-Licensee and/or Sub-Sub-Licensee; and
(f)	the Sub-License and any Sub-Sub-License shall name Monash as a third party beneficiary of the Licensee's rights under the Sub-License

3.5	Academic License

Licensee acknowledges and agrees that Monash retains or is hereby granted, the perpetual, royalty free, sub-licensable right to use the Licensed Technology and any part of the Licensed Intellectual Property, together with any Improvements developed by Licensee for education, teaching or research purposes (including publication purposes) both within and outside the Field, that it or its academic collaborators may publish scientific findings related to the Licensed Technology in a learned journal or in a presentation at a scientific forum and may grant Licenses (including in respect of the Improvements) outside the Field..

Notwithstanding any other clause in this Agreement, any student involved in any research conducted with respect to the Licensed Technology and/or any part of the Licensed Intellectual Property will own copyright in his or her thesis and/or other work submitted for assessment.

3.6	Improvements

The Parties acknowledge that as between themselves:

(a)	any Improvement (other than Infringing Improvements and Research Project IP) made by a Party to the Licensed Technology (whether patentable or not) will, on creation, be owned by the Party that created it.

(b)	Infringing Improvements created by Monash or Licensee shall be vested in Monash immediately upon creation and exclusively licensed to Licensee on the same terms as set out in clause 3.

3.7	Formal Documentation

The Parties must promptly do all acts and things and execute all documents necessary for the purposes of vesting ownership of Intellectual Property in accordance with this clause 3.7.

4	RESEARCH SERVICES

4.1	Research Services

The Parties acknowledge that a condition of the grant of this License by Monash is that they will enter into a separate agreement between the Parties (the Research Services Agreement), which will outline the terms of further research services to be conducted by or on behalf of Monash, including, without limitation, the scope of the research services and the fees payable for the research, which fees shall be no less than USD $200,000 /year for a period of three (3) years.

4.2	Research Project IP

The Research Services Agreement will include provisions for all Research Project IP conceived, created, developed or otherwise arising from any research commissioned by Licensee to be owned by Licensor and licensed to Licensee on the same terms as this Agreement, provided the work is fully funded by the Licensee.

5	DEVELOPMENT AND COMMERCIALISATION

5.1	Diligence

Licensee shall use commercially reasonable efforts to develop Licensed Products, and launch them into the commercial market, including through Sub-Licenses and Sub-Sub-Licenses as permitted under this Agreement. In addition, Licensee shall achieve each of the Development Milestones within the time periods specified in Schedule 1.

5.2	Sub-Licensing

Licensee shall actively manage the Sub-Licensees and Sub-Sub-Licensee with the objective of ensuring compliance with relevant conditions and the timely collection and remittance of Licensing Income.

5.3	Quality and Compliance with Laws

Licensee shall in each part of the Territory, observe and comply with all applicable laws, by-laws and regulations applicable to the development, manufacture, use and sale of the Licensed Technology and any Licensed Products and shall ensure that all Licensed Products marketed by it and Sub-Licensees and Sub-Sub Licensees are of satisfactory quality. The Licensee, either directly or through the Sub-Licensee, shall be responsible at its cost for obtaining all necessary Licenses and other statutory or regulatory approvals relating to the development, use and sale of the Licensed Products where applicable.

5.4	Use of patent numbers

Licensee must ensure that the Licensed Products and the packaging of the Licensed Products includes a reference to the Patent numbers that relate to that Licensed Product (if applicable), where the absence of that reference in any manner detrimentally affects the rights conferred by the relevant Patent.

5.5	Reporting

On each anniversary of the Commencement Date, Licensee shall provide Monash with a written report summarising its efforts during the prior year to develop and commercialize Licensed Products and providing a development plan for the next year, outlining the research, development and commercialization activities that it intends to undertake, including to achieve the Development Milestone.

5.6	Failure to Meet Development Milestone

If Licensee reasonably believes that it will not achieve a Development Milestone, it may notify Monash in writing in advance of the relevant dead.line. Licensee shall include with such notice

(a)                a reasonable explanation of the reasons for such failure; and

(b)	a reasonable, detailed, written plan for promptly achieving a reasonable extended and/or amended milestone C-Plan").

If Monash informs Licensee that it has failed to provide an acceptable Plan, then Licensee shall have thirty (30) days from the date of Monash's notice to provide a revised Plan for Monash's approval. If such Plan is again not approved by Monash, then Licensee's failure to achieve the Development Milestone shall constitute a material breach of this Agreement, and Monash shall have the right to terminate this Agreement pursuant to clause 13.2 or convert the License under clause 3.1 from exclusive to non-exclusive, at Monash's discretion.

6	FEES AND ROYALTIES

6.1              License Fees and Royalties

In consideration for the grant of License under clause 3, Licensee shall pay Monash the Fees and Royalties set out in the Schedule.

6.2	Milestones

(g)	Licensee shall notify Monash in writing within thirty (30) days following the achievement of each Milestone.
(h)	If a Licensed Product is not required to undergo the event associated with a particular milestone for a Licensed Product ("Skipped Milestone"), such Skipped Milestone will be deemed to have been achieved upon the achievement by such Licensed Product of the next successive milestone ("Achieved Milestone"), provided payment for any Skipped Milestone shall be due in the financial year in which the Achieved Milestone is payable.

6.3	Payments

Payment of all Fees, Milestones, Royalties and any other amounts due hereunder shall be made in Australian dollars by Licensee to Monash at the address or into the bank account notified by Monash in writing from time to time within thirty

(30) days following the end of each Quarter.

6.4	Interest

Licensee shall pay interest to Monash on all outstanding amounts due and payable under this Agreement at the Interest Rate from the date the outstanding amount is due and payable until the amount is paid in full.

6.5	Reports

Licensee shall prepare a report as at the end of each Financial Year, in respect of both its own activities and the activities of any Sub-Licensee and Sub-Sub-Licensee, showing the calculation of the amount of royalty or other moneys payable to Monash attributable to that Financial Year. The obligation to prepare reports will commence in the Financial Year that income is first received by Licensee or Licensed Products are first sold (whichever occurs first) and thereafter reports shall be provided to Monash within 30 days of the end of each Financial Year.

6.6	Records

Licensee shall preserve and keep all books and records referred to in clause 6.7 for a period of not less than five (5) years from the termination of this Agreement.

6.7	Audit Rights

Licensee shall maintain proper books and records relating to the development of the Licensed Technology and the Exploitation of Licensed Products, by either itself or the Sub-Licensees and the Sub-Sub-Licensees and in respect of the invoicing and receipt of payments from distributors. All books and records of Licensee shall be made available for inspection and audit by Monash or their nominees on not less than 24 hours' notice. Licensee shall render all reasonable assistance to Monash or its nominees in the conduct of an inspection and audit. The cost of such inspection and audit (including the costs of any accountant appointed by Monash) shall be borne by Licensee entirely where Licensee is shown to have understated the monies payable to Monash in any period being reviewed by more than 5% or USD $2,000, whichever is greater.

6.8	Taxes

Licensee shall pay all taxes (other than income tax but including withholding tax), levies or other similar payments due on monies payable under this Agreement. In the case of withholding or equivalent taxes, Licensee may not deduct those amounts from the monies due and payable and must pay to Monash the full amount of the Fees, Royalties or other amount payable under this Agreement.

7	INTELLECTUAL PROPERTY PROTECTION AND ENFORCEMENT

7.1              Protection of Intellectual Property

(a)	The Parties must consult and co-operate in good faith with respect to the best methods to protect the Licensed Intellectual Property. Monash will inform the Licensee of any patent prosecutions and consult with the Licensee prior to the filing of the Application and/or Corresponding Application, including seeking comments prior to filing, to the extent practicable under the circumstances.

(b)	Monash will be responsible for procuring, maintaining, defending and enforcing such registered Intellectual Property rights, as the Parties mutually agree are appropriate for Licensed Technology, within the Field and in the Territory, in the name of Monash.
(c)	Licensee will meet all expenses associated with fulfilling the obligations under this clause 7 from the Commencement Date.

(d)	If Monash decides to let a granted patent or patent application lapse, or to not seek protection in a nominated jurisdiction, Monash will provide the Licensee with an option and reasonable time to assume responsibility for meeting the costs and management of the Application and Corresponding Application, provided that the License to the Licensee shall remain limited to the Field.

(e)	Licensee must provide such assistance, as reasonably requested by Monash in connection with the activity referred to in this clause 7 at its own expense.

(f)	Patent protection will be pursued in such countries Licensor and Licensee so agree in sufficient time to reasonably enable the preparation of such additional filings, and in those countries in which Monash has filed applications prior to the date of this Agreement.

7.2	Intellectual Property Infringement

(g)	Each Party shall notify the other parties of any actual or suspected infringement of the Licensed Intellectual Property as soon as is reasonably practicable upon becoming aware of it.

(h)	In the event that the Patent in respect of which Licensee is granted a License hereunder is declared invalid or Licensee is otherwise prevented from exploiting the rights granted to it hereunder, it shall not be entitled to any refund of any amounts paid by it under this Agreement.

7.3	Infringement proceedings

Licensee may not:

(a)	threaten any person with proceedings for infringement of the Licensed Intellectual Property;
(b)	commence any proceeding for infringement of the Licensed Intellectual Property (including any proceeding by way of cross claim or counter claim); or
(c)	otherwise enforce any Intellectual Property rights in the Licensed Intellectual Property,

without the prior written consent of Monash.

8	PUBLICATIONS

8.1               Proposed publications

If Monash or its academic collaborators wishes to make any publication in respect of Licensed Technologyor any Licensed Intellectual Property or Improvements, it will forward a copy (a Review Copy) of the proposed publication to Licensee at least 30 days prior to the date of the proposed submission. If Licensee believes that the proposed publication includes Confidential Information which Licensee would like to maintain confidential:

(a)	Licensee shall promptly, but in any event within fourteen (14) days of the receipt of the proposed publication, deliver to Monash written notice to such effect and specify the Confidential Information which it would like to maintain confidential.
(b)	In such event, Monash will delay the proposed publication until the specified Confidential Information has been deleted from the proposed publication or, where mutually agreed, a further period of up to 60 days to enable Licensee to file for legal protection with respect to any Intellectual Property comprised in proposed publication.
(c)	If Licensee fails to respond to Monash within the fourteen (14) day period, it will be deemed to have provided its approval to the publication.

8.2	Thesis publication

The Parties acknowledge that where a researcher requires a Review Copy to be published, in whole or in part, as part of their examination for the award of a postgraduate research degree (Examination Work), which for the avoidance of doubt shall include a thesis, that the results may be published on the following conditions:

(a)                 the candidate owns copyright in the Examination Work;

(b)	the Examination Work, other than papers published before examination, may be distributed to the candidate's examiners, on a confidential basis; and

copies of the Examination Work, other than papers published before examination, will be maintained only in the "restricted" section of the library of the educational institution of which the candidate is a student for such period as is reasonable to obtain protection of the Intellectual Property or IP Improvements and in accordance with the statutes and regulations of Monash.

9	CONFIDENTIALITY AND PUBLICITY

9.1	Obligations of confidentiality

Subject to this clause, no Party shall (without the written consent of the other party) disclose the terms of this Agreement or any Confidential Information of the other Party to any third party or use any Confidential Information of the other party except for the purpose for which it was disclosed, except for disclosures:

(a)	in the form of scientific publications expressly permitted under this Agreement but nevertheless subject to clause 8; or

(b)                required by law or government authorities;

(c)                 to approved Sub-Licensees and Sub-Sub-Licensees, :agents, contractors

I

and employees or financial, insurance or legal advisers and potential investors or lenders on a need to know basis and provided they agree to be bound by obligations of confidentiality; or

(d)                reasonably necessary in connection with:

i.                        filing or prosecuting patent applications;

ii.                       prosecuting or defending litigation;

iii.                       conduct of research studies or trials; or

iv.                       seeking regulatory approval of a Licensed Product.

v.	negotiating and entering into a sublicensee agreement, provided that such disclosure is subject to a written confidentiality agreement at least as stringent as the confidentiality provisions of this Agreement.

9.2	Announcements

Except as provided in this Agreement, a Party must not make, or authorise or cause to be made, any media release, article or any other form of public disclosure (in written, electronic or any other form) relating to any of the subject matter of this Agreement unless it has the prior written consent of the other Party.

9.3	Use of name of the other party

Neither Party may use the other Party's name, logos, trademarks or indicia, or the name of any of its Personnel or affiliates in any announcement, press release or other publicity material without, express, prior written consent of the other party (such not to be unreasonably withheld where such announcement or release occurs in connection with publicity of this Agreement).

9.4	No endorsement

Neither Party may represent that another Party or any associated entity endorses its business or the Licensed Intellectual Property or future Improvements.

10	LIMITATION OF LIABILITY

10.1           Compliance with Law

Licensee represents and warrants that it will comply in all material respects with all local, state, and international laws and regulations relating to its activities hereunder, including the Exploitation of the Licensed Intellectual Property and the development, manufacture, use and sale of Licensed Products. Without limiting the foregoing, the Licensee acknowledges its obligations under laws prohibiting or restricting dealings with proscribed states, persons or entities or seeking to prevent the proliferation of weapons, including but not limited to laws implementing the sanctions imposed by the United Nations Security Council;, including but not limited to those arising under the Charter of the United Nations Act 1945 (Cth) and the Autonomous Sanctions Act 2011 (Cth), and undertakes to comply with those obligations.

10.2	No Warranty

(a)                Nothing contained herein shall be deemed to be a warranty by Monash that the rights granted in connection with the Licensed Intellectual Property, will afford adequate or commercially worthwhile protection.

(b)	MONASH MAKES NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE LICENSED INTELLECTUAL PROPERTY OR THE LICENSED TECHNOLOGY. THE LICENSED TECHNOLOGY IS PROVIDED "AS-IS." MONASH MAKES NO REPRESENTATION THAT THE LICENSED TECHNOLOGY OR THE DEVELOPMENT OR USE OF LICENSED PRODUCTS OR ANY LICENSED TECHNOLOGY, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE THE INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

(c)                Licensee acknowledges that it is entering into this Agreement and will

(subject to clause 10.3) be using the Licensed Technology and Licensed Intellectual Property and otherwise exercising the rights granted to it in this Agreement entirely at its own risk.

10.3	Limitation of Liability

(a)	Without limiting the generality of anything else contained in this Agreement, Licensee confirms that to the extent permitted by law, and subject to clause 10.4, Monash excludes all implied warranties, terms, conditions or undertakings, including any implied warranty of merchantability or of fitness for a particular purpose, in respect of the Technical Information and/or the Licensed Technology;
(b)	Monash has not made and does not by entering into this Agreement make any representation or warranty, express or implied, that the Licensed Technology or Technical Information does not or will not infringe any third party's intellectual property or other rights;
(c)	Licensee will make its own inquiries to determine that the use of Technical Information and the Exploitation of the Licensed Technology will not infringe any third party's intellectual property or other rights; and
(d)	Monash does not represent that a Patent will be granted on the Applications or a Corresponding Application.

10.4	Australian Consumer Law

If the Competition and Consumer Act 2010 (Cth) or any other Act (including States' Goods Acts) implies into this Agreement any term, condition or warranty which cannot be excluded and if Monash breaches such term or condition or warranty then the liability of Monash for breach of such term or condition or warranty is (to the extent permitted by any relevant Acts) limited to:

(a)	in the case of goods, at the election of Monash, the payment of the cost of repair or replacement of the goods or of acquiring equivalent goods;
(b)	in the case of services, at the election of Monash, the supplying of the services again or the payment of the cost of having the services supplied again.

10.5	Exclusion of Liability
(a)	To the fullest extent permitted by law, Monash shall have no liability whatsoever (whether in contract, tort including negligence, pursuant to statute or otherwise) to Licensee for any loss of profits, liability to any third party or any indirect or consequential loss or damage of whatsoever kind incurred or suffered by that other party in relation to this Agreement.
(b)	To the fullest extent permitted by law, Licensee shall have no liability whatsoever (whether in contract, tort including negligence, pursuant to statute or otherwise) to Monash for any indirect or consequential loss or damage of whatsoever kind incurred or suffered by Monash in relation to this Agreement, except in respect of breach of confidence, death or personal injury.

11	INDEMNIFICATION

11.1	Subject to clauses 10.S(b) and 11.2, Licensee hereby indemnifies Monash and its respective officers, employees and agents and agrees to keep each of Monash and its respective officers, employees and agents fully indemnified against all loss, costs (including but not limited to legal costs on a solicitor - own client basis), expenses, demands, claims or liabilities ("Liabilities") arising in respect of property damage, economic loss, personal injury or other loss arising, resulting directly or indirectly from the exploitation of the rights and Licenses granted under this Agreement. In particular but not only, it applies to Liabilities arising from the development, marketing, sale or use of a Licensed Product manufactured or supplied by or on behalf of Licensee, a distributor of Licensee or a Sub-Licensee and whether such liability arises in tort (including without limiting the generality thereof, negligence) contract, under statute or otherwise. This indemnity shall survive the termination or expiration of this Agreement.

11.2	Licensee's responsibility under clause 11 .1 for any Liabilities shall be reduced proportionally to the extent they are caused by:
(a)	the negligence (whether by act or omission), wilful misconduct or fraud of Monash or its officers, agents or employees; or
(b)	a material breach by Monash of this Agreement.

12	INSURANCE

12.1           Insurance

From the date any Licensed Product is sold, for such time as the License remains in effect and a further period of 7 years, Licensee shall, in its name and for the express benefit of Monash, at its sole cost and expense, procure and maintain commercially reasonable insurance with effect throughout the Territory. Such commercial general liability insurance shall provide:

(a)	product liability insurance for an amount of not less than AUD$10 million in respect of any injury, loss or damage whatsoever arising by negligence or accident or otherwise howsoever to any real or personal property of any person to be obtained prior to the Exploitation of any of the Products, the Licensed Technology or Technical Information; and

(b)	professional indemnity insurance of not less than AUD$1O million in respect of any loss or damage whatsoever arising by negligence or otherwise;
(c)	broad form contractual liability coverage for Licensee's indemnification obligations under this Agreement;

and such other risks usually insured in accordance with industry custom and practice. Licensee must, on reasonable request by Monash, provide to Monash a copy of any insurance policy and the certificate of currency in respect of each such policy.

13	TERMINATION

13.1           Termination Without Cause

Except where Licensee is in breach of this Agreement and provided Licensee has met all of its obligations under this Agreement, Licensee may terminate the Agreement by providing Monash written notice of intent to terminate, which such termination effective will be 30 days following receipt of such notice.

13.2	Termination for Cause

A Party may terminate this Agreement immediately by notice in writing to the other Party (Defaulting Party) if an Event of Default occurs in respect of the Defaulting Party.

13.3	Effect of Termination

Subject to clause 13.4, upon any expiration or termination of this Agreement for any reason:

(a)	the rights and licenses granted to Licensee under clause 3 (including under any Sub-License) shall terminate (whereupon Licensee may not make any further use or exploitation of the Licensed Technology);
(b)	Licensee shall grant to Monash an exclusive, royalty free License (with the right to grant sub-licenses) to Exploit any
(i)	Intellectual Property owned or controlled by Licensee or Confidential Information directly related to the Licensed Technology, and will transfer all drawings, specifications, data, processes, techniques, samples, specimens, prototypes, designs, research and development results, test results, and other technical and scientific information which have been produced, developed, acquired, Licensed or are otherwise held by Licensee in the course of Exploiting the Licensed Technology.

(c)	The Licensee shall immediately cease to develop and sell any Licensed Products;
(d)	Licensee and its Sub-Licensees and Sub-Sub-Licensees may, for a period of 6 months, sell all then existing Licensed Products, and complete Licensed

Products in the process of manufacture at the time of such termination and sell the same, provided that

(i)	Licensee shall continue to pay to Monash the royalties and other payments as required hereunder

(ii)                insurance required hereunder shall be in effect, and

(iii)	Licensee shall continue to submit the reports in accordance with clauses 5.4 and 6.5.

13.4	Accruing Obligations

Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration up to the date of termination or expiration.

13.5	Survival

The parties' respective rights, obligations and duties under clauses 1, 3.5, 6.4 - 6.7, 8, 10, 11, 12, this clause 13, 14 and 16 as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

14	DISPUTE RESOLUTION

14.1	Save for seeking urgent or interlocutory relief, a Party must not commence legal proceedings relating to this Agreement unless the Party wishing to commence proceedings has complied with this clause 14.

14.2	The Parties must co-operate with each other and use their best endeavours to resolve by mutual agreement any disputes between them and all other difficulties which may arise from time to time relating to this Agreement.

14.3            Any dispute not resolved under clause 14.2 must be dealt with as follows:

(a)	the Party claiming a dispute exists must notify in writing the other Party of that dispute ("Notification");
(b)	within 10 days of receipt of that Notification, the dispute must be referred to the Chief Executive Officer of Licensee and the Provost and Senior Vice

President of Monash, or their nominees for resolution; and

(c)	if the dispute is not resolved within 28 days of Notification, either Party may refer the dispute for mediation to the Australian Dispute Centre Limited ("ADC"). If the Dispute has not been referred within seven days or resolved within 60 days of referral to ADC (as the case may be) either Party is free to initiate court proceedings.

15	FORCE MAJEURE

15.1	Where a Party is unable, wholly or in part, by reason of force majeure (as defined below defined) to carry out any obligation under this Agreement, and that

Party:

(a)	gives the other Parties prompt notice of that force majeure including reasonable particulars and, in so far as known, the probable extent to which it will be unable to perform or be delayed in performing that obligation; and
(b)	uses all possible diligence to remove that force majeure as quickly as possible,

that obligation is suspended so far as it is affected by force majeure during the continuance of that force majeure and that Party shall be allowed a reasonable extension of time to perform its obligations.

15.2	If after a period of 90 days, the force majeure has not ceased, the Parties shall meet in good faith to discuss the situation and endeavour to achieve a mutually satisfactory resolution to the problem. If this cannot be achieved, the Parties not suffering the force majeure event shall be entitled to terminate the Agreement upon written notice to the Party suffering the force majeure event.

15.3	In this Agreement, "force majeure" means an act of God, strike, lockout or other interference with work, war (declared or undeclared), blockade, disturbance, lightning, fire, earthquake, storm, flood, explosion, governmental or quasi-governmental restraint, terrorism, expropriation, prohibition, intervention, direction or embargo, unavailability or delay in availability of equipment or transport, inability or delay in obtaining permits, licenses, authorities or allocations, and any other cause, whether of the kind specifically enumerated above or otherwise which is not reasonably within the control of the Party affected.

16	GOVERNING LAW AND JURISDICTION

This Agreement is governed by the laws of the State of Victoria and each Party submits to the jurisdiction of the courts exercising jurisdiction in that State and courts of appeal therefrom.

17	SEVERABILITY

If any provision of this Agreement is held invala, unenforceable or illegal for any reason, this Agreement shall remain in full force apart from the said provisions which shall be deemed deleted.

18	WAIVER

No forbearance, delay or indulgence by a Party in enforcing the provisions of this Agreement shall prejudice its rights, nor shall any waiver of its rights operate as a waiver of any subsequent breach or in any way affect the validity of the whole or any part of this Agreement nor prejudice its right to take subsequent action.

19	ASSIGNMENT

No Party to this Agreement shall be entitled to assign its rights or obligations under this Agreement to any person without the prior written consent of the other Party (such consent not to be unreasonably withheld).

20	ENTIRE AGREEMENT

This Agreement contains the whole of the agreement between Monash and

Licensee with respect to its subject matter and supersedes any and all other representations or statements by any Party whether oral or in writing and whether made prior or subsequent to the date of this Agreement. No modification or alteration of any clauses of this Agreement shall be valid except in writing signed by both Parties.

21	RELATIONSHIP

Each Party enters this Agreement as an independent contractor and nothing in this Agreement will create or constitute any other relationship, whether by way of partnership, joint venture, or relationship of principal and agent or otherwise, between them.

22	VARIATION

This Agreement may only be varied by a document in writing signed by the Parties.

23	FURTHER ASSURANCES

Each Party must do all things and sign all documents as may reasonably be required to give effect to this Agreement.

24	COUNTERPARTS

The Parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original.

25	NOTICES

Any notice or other communication of the Parties required or permitted to be given or made under the Agreement will be in writing and will be deemed effective when sent in a manner that provides confirmation or acknowledgement of delivery and received at the address set forth in the Schedule (or as changed by written notice pursuant to this clause). Notices required under the Agreement may be delivered via E-mail provided such notice is confirmed in writing as indicated.

EXECUTED on the date set out below

1

SCHEDULE 1

Patent Application:

Any patent or patent application developed by the Researchers and owned by or exclusively licensed to Monash corresponding to or claiming priority of the Licensed Technology, in any country of the Territory, including any patents issuing on such patent application, and further including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, divisional, continuation or continuation-in-part of anv of the foregoing.

Licensed Technology:

The Pyrazol-5 carboxamide compounds ("639 series"), the oxadiazole-pyrrolidine compounds ("439 series") and the quinoxaline compounds ("AG-1295 series") as disclosed to Licensee and set out in Schedule 2; and any unpatented technical know how and technical information that directly and solely relate to the preceding compounds as at the date of this Agreement (being the results achieved to date but excluding any Intellectual Property relating to any assays or the ongoing development I use of such tools or assays).

Field:	The use of the Technology in animal health applications.
Researchers:	Jonathan Baell, Thuy Le and Nghi Nguyen (Monash) Robin Gasser, Sarah Preston, Abdul Jabbar (The University of Melbourne) Michael Palmer (Medicines for Malaria Venture)
Term:

This Agreement shall commence on the date of this agreement and continue in full force and effect until the latter of:

•      where a Patent encompassing any of the Technology has been granted in a country- the date of expiration of the last to expire Patent granted in that country;

•      where a Patent encompassing any of the Technology has not been granted in a country - the date of expiration of the last to expire Patent granted in any country; or

•       where no Patent encompassing any of the Technology has been granted in any country - 20 years after the date of this agreement,

unless terminated sooner in accordance with the provisions of this Agreement.

Territory:	Worldwide
Development Milestone:

As a condition of the grant of rights under this Agreement, Licensee agrees to meet the following Development Milestones:

1.            Identification of lead candidate by one year after signing license agreement;

2.            Demonstration of efficacy and toxicity profiles in target animal species by 2 years after signing license agreement; and

3.            Submission of marketing application to regulatory authority by three years after signing license agreement.

Fees:

In consideration for the rights granted under this Agreement, Licensee shall pay to Monash:

1. Annual Maintenance Fee - USD $25,000 payable by Licensee within 30 days of each anniversary of the Commencement Date for the duration of the Term (such fee to be credited against any sums duly received for that period under a Research Services Agreement).

Milestones:

In consideration for the rights granted under this Agreement, Licensee shall pay to Monash Milestone payments within 30 days of the occurrence of each of the following:

1. Upon demonstration of acceptable efficacy and toxicity profiles of Licensed Product in target animal species - USD $25,000

2.	Upon first submission of a marketing application (New Animal Drug Application or Conditional New Animal Drug Application) for Licensed Product - USD

$50,000

3.	Upon first commercial sale of Licensed Product - USD $100,000

Royalties	In consideration for the rights granted under this Agreement, Licensee shall pay to Monash within 30 days of the end of each Quarter:
1.	Royalties on annual Net Sales of Licensed Products according to the following Royalty Rate schedule:

o	2% of Net Sales of Licensed Products sold by Licensee and its Affiliates (Direct Royalties)

Royalties are payable on Net Sales of Licensed Product on a Licensed Product-by Licensed Product and country-by-country basis commencing on the first commercial sale of the relevant Licensed Product and ending upon the expiration of the Term (Royalty Term), provided that the Royalties due in any country shall be reduced by 50% where the last valid claim in a Patent(s) has expired (or never existed) in such country.

2.	Percentage of Licensing Income as follows:

Date on which sub-License entered into	Percentage of Licensing Income
On or before demonstration of efficacy in target animal species	20%
After demonstration of efficacy in target animal species but before submission of the first marketing application to the regulatory authority in the US or Europe	15%
After submission of the first marketing application to a regulatory authority	10%

Notices	Licensee		Monash
Attention:	Harry Lander President & CEO	Attention:	Prof Jonathan Baell
Address:	Zander Therapeutics, Inc 4700 Spring St, Suite 304 La Mesa, CA 91942, USA	Address:	Monash Institute of Pharmaceutical Sciences 381 Royal Parade, Parkville VIC 3052, Australia
Phone:		Phone:
Email:	harry.lander@regenbiopharma.com	Email:	Jonathan.Baell@monash.edu